Exhibit 10.37

Intercompany Services Agreement

This Intercompany Services Agreement (this “Agreement”) effective as of August 31, 2022 (the “Effective Date”), is entered into by and between HYLA US Holdco Limited, a corporation organized under the laws of the State of Delaware (“HYLA”), and Endexx Corporation, a corporation organized under the laws of the State of Nevada (“ENDEXX”).

The above parties shall be individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, HYLA desires that ENDEXX provide to HYLA certain Services (as defined below), as more fully set forth herein in consideration of the fees set forth herein; and

WHEREAS, the Parties are interested in determining their rights and obligations with respect to the Services to be rendered by ENDEXX;

NOW, THEREFORE, in consideration of the mutual covenants, conditions and premises set forth herein, and for such other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Definitions

1.1. “Affiliate” means any corporation, firm, partnership, limited liability company or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation, limited liability company or other entity actually controlled by, controlling, or under common control with a Party; provided, however, that the term “Affiliate” shall not include either Party.

1.2. “Confidential Information” has the meaning ascribed to in that certain Non-Disclosure Agreement of even date herewith (the “NDA”) between the Parties, substantially in the form attached hereto as Exhibit B.

1.3. “Payment Date” means the due date for payment of the payments.

1.4. “Payments” shall have the meaning set forth in Section 5.1 of this Agreement.

1.5. “Services” means the services described in Exhibit A to this Agreement, as amended from time to time.

1.6. “Third Party” or “Third Parties” means any person(s) or entity(ies) other than a Party or an Affiliate.

2. Services

ENDEXX shall render to HYLA such services as detailed in Exhibit A attached hereto, which may be updated and amended from time to time by the mutual consent of the Parties (collectively, the “Services”).

3. Obligations of ENDEXX

3.1. Appointment. HYLA hereby appoints ENDEXX as a provider of Services, and ENDEXX hereby accepts such appointment on the terms and conditions of this Agreement.

3.2. Facilities and Personnel. ENDEXX hereby represents that it has adequate facilities and personnel to perform its obligations under this Agreement.

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3.3. Best Interests of HYLA. ENDEXX agrees to act in the best interests of HYLA and at no time to do, cause or permit to be done any act, or publish or bring into the public domain any information that is or may be detrimental to the best interests or business reputation of HYLA.

3.4. Use of Affiliates and Third Parties. Nothing herein shall be deemed to restrict ENDEXX from utilizing Affiliates or Third Parties to assist ENDEXX in performing the Services, provided, however, that such Affiliates or Third Parties shall be subject to the same restrictions as are imposed on ENDEXX hereunder; provided; further; that HYLA shall retain the right to monitor the activities of such Affiliates or Third Parties to the extent necessary to protect its reputation.

4. Obligations of HYLA

4.1. Additional Support. As deemed appropriate by the Parties, HYLA will provide additional support to ENDEXX to facilitate ENDEXX’s performance under this Agreement.

4.2. No Limitation. Nothing in this Agreement shall be construed as limiting in any manner HYLA’s direct or indirect marketing, sales support, other support, or distribution activities, including, without limitation, HYLA’s right to appoint distributors, value added resellers or other dealers or agents, during the term of this Agreement or thereafter.

5. Payments

5.1. Payments for Services. In exchange for performing the Services and all other obligations under the terms of this Agreement, HYLA shall tender payments (the “Payments”) to ENDEXX in accordance with the amounts invoiced by ENDEXX to HYLA on a monthly basis.

6. Payment Terms

6.1. Payment Terms. Payments and any other amounts payable hereunder shall be paid to ENDEXX no later than the Due Date on the Invoice. In the event ENDEXX is not paid by the Payment Date, the Payments will bear a late fee of 1% per month that ENDEXX is not paid.

6.2. Currency and Interest. Payments and any other amounts payable hereunder shall be made in the currency of US Dollars or such other currency as may be agreed by the Parties.

7. Independent Contractors

Each Party is acting in performance of this Agreement as an independent contractor and shall be solely responsible for the payment of compensation of personnel assigned to perform the Services.

8. Quality Control

The Services provided by ENDEXX shall be of high professional quality and workmanship. If HYLA notifies ENDEXX that any of the Services provided hereunder falls below the established quality standards, ENDEXX shall, at its expense and as soon as practicable but in any event within 30 days, take such corrective action as is necessary to restore its quality and usage to the required standard.

9. Confidential Information

The exchange of Confidential Information between the Parties and the treatment of such Confidential Information shall be governed by the terms of the NDA.

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10. Term and Termination

10.1. Unless earlier terminated by HYLA, this Agreement shall continue and remain in effect for a period of 108 months from the Effective Date and shall be automatically renewed thereafter for successive additional 12-month periods, unless either Party shall give the other Party notice of non-renewal not less than 90 days prior to the end of the original term or of any such renewal period.

10.2. Termination Upon Notice. Notwithstanding any provision of this Agreement to the contrary, to the extent not prohibited by applicable law, ENDEXX may, in its sole dissolution, which may be exercised for any reason or for no reason whatsoever, terminate this Agreement or any one or more provisions thereof effective as of a date specified by ENDEXX in a written notice given to the HYLA at least 30 days prior to such specified termination date.

10.3. No Damages or indemnification for Termination. IN THE EVENT OF TERMINATION OF THIS AGREEMENT FOR ANY REASON, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY AGREES THAT IT SHALL HAVE NO RIGHTS TO DAMAGES OR INDEMNIFICATION OF ANY NATURE, SPECIFICALLY INCLUDING COMMERCIAL SEVERANCE PAY, WHETHER BY WAY OF LOSS OF FUTURE PROFITS, EXPENDITURES FOR PROMOTION OF PRODUCTS OR OTHER COMMITMENTS IN CONNECTION WITH ITS BUSINESS AND GOODWILL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES AND RENOUNCES ANY CLAIM TO COMPENSATION OR INDEMNITIES FOR ANY TERMINATION OF A BUSINESS RELATIONSHIP WHICH MAY EXIST UNDER THE LAWS OF ANY STATE OF THE UNITED STATES, THE STATE OF DELAWARE OR OTHERWISE. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES SHALL BE DEEMED TO HAVE BEEN COMPENSATED FOR ALL ACTIVITIES AND RISKS UNDERTAKEN HEREUNDER BY THE PAYMENTS PAID OR PAYABLE BY THE OTHER PARTY PURSUANT TO THE PROVISIONS OF SECTIONS 5 AND 6 OF THIS AGREEMENT.

11. Limitation of Liability

EACH OF THE PARTIES HEREBY AGREES THAT IN NO EVENT SHALL THE OTHER PARTY BE LIABLE UNDER OR IN RELATION TO THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (AND WHETHER IN RELATION TO TORT, INCLUDING NEGLIGENCE), BREACH OF CONTRACT, STRICT LIABILITY OR OTHERWISE, OR ANY OTHER LIABILITY FOR ANY OF THE FOLLOWING: (I) LOSS OF PROFITS, REVENUES OR SALES; (II) LOSS OF BARGAIN; (III) LOSS OF OPPORTUNITY; (IV) LOSS OF USE OF ANY SERVICE OR ANY COMPUTER EQUIPMENT; (V) LOSS OF TIME ON THE PART OF MANAGEMENT OR OTHER STAFF; (VI) PROFESSIONAL FEES OR EXPENSES; (VII) BUSINESS INTERRUPTION, RELATED TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, (VIII) DAMAGE TO OR LOSS OF DATA; OR (VIII) ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, EXTRAORDINARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND HOWSOEVER.

EACH PARTY UNDERSTANDS AND AGREES THAT, WITH RESPECT TO THE SERVICES: (A) NEITHER PARTY WILL BE LIABLE, WHETHER IN CONTRACT, TORT, OR STRICT LIABILITY, TO CUSTOMERS OR SUBSIDIARIES OF THE OTHER PARTY FOR ANY SERVICE NOT DELIVERED, REGARDLESS OF THE REASON FOR NON-DELIVERY; AND (B) NEITHER PARTY WILL BE LIABLE TO CUSTOMERS OR SUBSIDIARIES FOR ACTS OR OMISSIONS OR FOR INFORMATION PROVIDED THROUGH THE SERVICE, OR FOR CAUSES BEYOND THEIR REASONABLE CONTROL.

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12. Assignment

Neither Party may assign or delegate its rights or obligations hereunder, in whole or in part, to any third party without the prior written consent of the other Party in each instance, which consent may not be unreasonably withheld or delayed. Any unauthorized assignment or delegation shall be null and void.

13. Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the Courts of the State of Nevada located in the City of Las Vegas, County of Clark, and the U.S. District Court for the District of Nevada. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. To the maximum amount permitted, each of the Company and the Securities Holder waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action, or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

14. Notices

Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed or acknowledged facsimile or e-mail transmission, (b) the tenth calendar day (provided such day is a business day in the country or state of the receiving party or, if it is not, the next such calendar day which is a business day there) after deposit, postage prepaid, in the postal service of the United States by registered or certified mail (or equivalent service), or (c) the fifth calendar day (provided such day is a business day in the country or state of the receiving party or, if it is not, the next such calendar day which is a business day there) after mailing by domestic or international express courier, with delivery costs and fees prepaid, in each case addressed to the Chief Executive Officer of the recipient. Each of the Parties shall separately keep the other Party informed of the current mailing address and other contact information of such officer, which information may be changed from time to time by notice similarly given.

15. Miscellaneous

15.1. No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

15.2. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

15.3. The preamble and schedules to this Agreement constitute an integral and indivisible part hereof.

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15.4. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to, and supersedes any and all prior discussions, agreements, and correspondence with regard to, the subject matter hereof, and may not be amended, modified, or supplemented in any respect, except by a subsequent writing executed by both Parties hereto.

15.5. This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and assigns.

15.6. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

15.7. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all Parties hereto.

15.8. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.

ENDEXX CORPORATION	HYLA US HOLDCO LIMITED

By:	By:

Name:	Name:

Title:	Title:

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EXHIBIT A

SERVICES

Within the framework of the Agreement to which this Exhibit is attached, ENDEXX shall provide HYLA with the following services:

1.	Back Office Functions, including, but not limited to, accounting, finance, controlling, human resources, and other related services that pertain to the back office needed to support HYLA;

2.	Technology Services, including, but not limited to, project management, CRM, time tracking, and other related technologies to support HYLA’s business;

3.	Benefits Management, including, but not limited to, health insurance, dental, vision, 401k, and other benefits that may be offered by ENDEXX to HYLA from time to time;

4.	Business Development Services, including, but not limited to, introductions to key retailers, sales strategy, and other business development related efforts provided by the ENDEXX sales team;

5.	Marketing services, including, but not limited to, SEO, digital marketing, conference attendance, and other related services;

6.	Administrative services including, but not limited to, sales support, project management, client service support, and other related services;

7.	Other additional services ENDEXX and HYLA may agree to from time to time, but only if agreed to in writing.

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EXHIBIT B

NON-DISCLOSURE AGREEMENT

This Agreement (the “Agreement”) is entered into effective as of August 31, 2022, by and between HYLA US Holdco Limited, a corporation organized under the laws of the State of Delaware (“HYLA”), and Endexx Corporation, a corporation organized under the laws of the State of Nevada (“ENDEXX”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Each Party may have access to or receive Confidential Information (as defined below) of the other Party for the following purpose: services provided by ENDEXX to HYLA, all in accordance with that Intercompany Services Agreement signed by and between the Parties (the “Purpose”).

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby mutually agree as follows:

1.	(a) For the purposes of this Agreement, “Confidential Information” shall mean (i) all information in any and all medium that has been disclosed or will be disclosed by or made available by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) or otherwise acquired by the Receiving Party as a result of or in connection with this Agreement or the Parties’ discussions (whether prior to the execution hereof or thereafter), including, without limitation, data, data structure, data format, technology, source code, know-how, inventions, discoveries, designs, processes, techniques, methods, performance characteristics, testing strategies, formulations, models, equipment, algorithms, software programs, documents, plans, specifications, information concerning research and development work, or trade and business secrets. Confidential Information will also include information disclosed by Disclosing Party, which relates to current, planned or proposed products, licensing or sales activities, policies, practices, finances, revenue, pricing, cost or profits, marketing and business plans, forecasts, projections and analyses, financial information, customer information and third party confidential information and (ii) any and all techniques, processes, programs, schematics, unreleased products, technical data, product plans, product designs, marketing plans, research and development activities, customer preferences and data, business opportunities, financial data, and particularly the source code and related unpublished documentation of proprietary computer programs, integrated circuit topography designs, industrial designs and documentation.Disclosing Party shall determine in its sole discretion what information and materials it shall disclose to Receiving Party.

(b) For the purposes of this Agreement, Confidential Information shall not include any information which, Receiving Party can document: (i) is already known to the Receiving Party can document at the time of disclosure, (ii) is publicly available at the time of disclosure; (iii) becomes public domain after disclosure through no act of the Receiving Party or any of the its Related Persons (as defined below) in breach of this Agreement; (iv) is disclosed to the Receiving Party by a third party who is not, to the best knowledge of the Receiving Party, in breach of an obligation of confidentiality; or (v) was or is independently developed by the personnel of the Receiving Party without access to or use of the Confidential Information.

(c) All Confidential Information of Disclosing Party shall remain the sole property of the Disclosing Party, and that no patent, copyright, trademark or other proprietary or other right or license is granted by this Agreement.

2.	During the term of this Agreement through the tenth anniversary of the termination date of that certain Intercompany Services Agreement of even date to which HYLA and ENDEXX are parties (the “ISA”), each Party shall hold all Confidential Information in strict confidence and take all steps to safeguard the Confidential Information with reasonable care, including, without limitation, those steps it takes to protect its own confidential information, if any, of a similar nature or which a reasonable party would take to protect its own confidential information of a similar nature.

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3.	Except as otherwise expressly agreed in writing by the Disclosing Party, the Receiving Party shall not (a) use, copy or reproduce the Confidential Information, except for the Purpose; (b) disclose or otherwise provide any Confidential Information to any third party without the prior written consent of Disclosing Party (but in all events any such consented to disclosure shall be made only with a written and signed confidentiality agreement, substantially similar to this Agreement, from the recipient,); (c) alter, reverse engineer, decompile, disassemble or otherwise modify the Confidential Information. Notwithstanding the foregoing, the Receiving Party may disclose such Confidential Information to the extent required or requested by any court of competent jurisdiction or by any government or government agency having jurisdiction over the Receiving Party, but only after giving written notice to Disclosing Party of such request and requirement sufficiently in advance to allow Disclosing Party to determine whether to contest or limit such disclosure and, if so, to take steps to prevent or limit such disclosure.

4.	The Receiving Party agrees to limit its internal disclosure of Confidential Information only to those of its employees, officers, directors, consultants, and advisors (collectively, “Related Persons”) who need to know such information and who have signed a written agreement with the Receiving Party binding them to terms and conditions substantially similar to those of this Agreement. In any event the Receiving Party shall be fully responsible for any acts and omissions of its Related Persons in breach of this Agreement.

5.	Upon the expiration or termination of this Agreement or at the earlier written request of Disclosing Party, the Receiving Party shall return to Disclosing Party, retaining only one copy for its legal files in order to be able to identify at any time the Confidential Information protected by secrecy obligations (or, subject to Disclosing Party’s written instructions, destroy and certify such destruction, all Confidential Information in tangible form in its possession, it being agreed, however that the Receiving Party shall not be required to destroy any computer files created during automatic system back up which are subsequently stored securely by the Receiving Party).

6.	The Confidential Information disclosed under this Agreement is delivered “as is” and Disclosing Party makes no representation of any kind with respect to the accuracy of such Confidential Information or its suitability for any particular use.

7.	The Receiving Party undertakes that all of the Receiving Party’s employees and other Related Persons shall execute a non-disclosure agreement with assignment of inventions obligations which are same or similar to the provisions of this Agreementor the ISA, as may be relevant.

8.	This Agreement shall remain in effect from the date hereof until the fifth anniversary of the later of (a) the expiration or termination of the ISA or (b) the last date of disclosure of any Confidential Information. Upon expiration or termination of this Agreement, the Receiving Party shall act in accordance with Section 5 above. The Receiving Party’s obligations with respect to Disclosing Party’s Confidential Information shall survive any expiration or termination of this Agreement.

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9.	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the Courts of the State of Nevada located in the City of Las Vegas, County of Clark, and the U.S. District Court for the District of Nevada. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. To the maximum amount permitted, each of the Company and the Securities Holder waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action, or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

10.	Since unauthorized disclosure or use of Confidential Information will diminish the value of the proprietary interests that are the subject of this Agreement, if the Receiving Party breaches any of its obligations hereunder, Disclosing Party may be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

11.	The relationship of the parties is that of independent contractors. This Agreement does not create an agency, partnership, or similar relationship between the parties. Neither party hereby acquires any rights to use in advertising, publicity, or other marketing activities any name, trade name, trademark, or other designation of the other party. Any such rights may be provided in a separate agreement of the parties, each of which, if any, shall be subject to the provisions of this Agreement.

12.	The notice provisions of the ISA are incorporated herein by reference as if set forth herein in full.

13.	In the event of invalidity of any provision of this Agreement, the parties agree that such invalidity shall not affect the validity of the remaining portions of this Agreement, and further agree to substitute for such invalid provision a valid provision, which most closely approximates the intent and economic effect of the invalid provision.

14.	Neither Party may assign this Agreement without the prior written consent of the other Party.

15.	Any failure by either Party to enforce strict performance by the other Party of any provision herein shall not constitute a waiver of the right to subsequently enforce such provision or any other provision of this Agreement.

16.	This Agreement shall inure to the benefit of and be binding upon each of the Parties and their respective successors and assigns, and, to the extent not included in the foregoing, all Related Persons who have been provided with Confidential Information.

17.	All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

18.	This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. A facsimile or other electronic transmission of this signed Agreement shall be legal and binding on all parties hereto.

19.	Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

20.	This Agreement is the complete and exclusive statement of the agreement between the Parties, and supersedes all prior written and oral communications and agreements relating to the subject matter hereof. This Agreement may only be modified by a written agreement signed by persons duly authorized to sign agreements on behalf of the Parties.

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IN WITNESS WHEREOF, each party hereto has executed this Non-Disclosure Agreement by a representative duly authorized as of the date first above written.

ENDEXX CORPORATION	HYLA US HOLDCO LIMITED

By:	By:

Name:	Name:

Title:	Title:

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